Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lora Daves, CFO
May 1, 2023	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2023;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, MAY 2, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2023 of $2.4 million, a decrease of $6.9 million or 74.2%, as compared to the same period of the prior fiscal year. The decrease was attributable primarily to merger-related charges including noninterest expense of $3.3 million and provision for credit losses on the acquired loan portfolio and off-balance sheet credit exposures totaling $7.0 million. Inclusive of these non-recurring charges, the decline in net income was the result of increases in noninterest expense and the provision for credit losses, partially offset by increases in net interest income and noninterest income, and a decrease in provision for income taxes. Preliminary net income was $0.22 per fully diluted common share for the third quarter of fiscal 2023, a decrease of $.81 as compared to the $1.03 per fully diluted common share reported for the same period of the prior fiscal year. The after-tax impact of non-recurring merger-related charges are estimated to have reduced the current quarter’s diluted earnings per share by $0.73.

Highlights for the third quarter of fiscal 2023:

●	On January 20, 2023, the Company completed the merger of Citizens Bancshares, Co., Kansas City, Missouri (“Citizens”) which was the parent company of Citizens Bank & Trust Company. On February 24, 2023, Citizens Bank & Trust Company was merged with Southern Bank, coincident to the core data systems conversion.

●	The provision for credit losses (“PCL”) was $10.1 million in the quarter, as compared to $1.6 million in the same period of the prior fiscal year and $1.1 million in the second quarter of fiscal 2023, the linked quarter. Exclusive of the PCL effects of the Citizens merger, discussed in detail below, the Company would have recorded a PCL of approximately $3.0 million, with $1.9 million attributable to the allowance for credit losses (“ACL”) for legacy loans outstanding, and $1.1 million attributable to the ACL for legacy off-balance sheet credit exposures.

●	Noninterest expense was up 61.1% for the quarter, as compared to the year ago period, and up 53.0% from the second quarter of fiscal 2023, the linked quarter. In the current quarter, charges attributable to the Citizens merger and acquisition, and the related operating expenses of acquired institution accounted for the majority of the increase as compared to the linked quarter. Non-recurring charges totaling $3.3 million were attributable directly to the merger, as compared to similar charges totaling $1.1 million in the same period one year ago, and $606,000 in the second quarter of fiscal 2023, the linked quarter.

●	Earnings per common share (diluted) were $0.22, down $.81, or 78.6%, as compared to the same quarter a year ago, and down $1.04, or 82.5% from the second quarter of fiscal 2023, the linked quarter.

The after-tax impact of the PCL attributable to achieve the required “Day 1” ACL on the acquired loans and off-balance sheet credit exposures, and noninterest expense attributable to merger and acquisition charges were estimated to have reduced diluted EPS by $0.73.

●	Annualized return on average assets (“ROA”) was 0.23%, while annualized return on average common equity (“ROE”) was 2.3%, as compared to 1.22% and 11.9%, respectively, in the same quarter a year ago, and 1.35% and 14.2%, respectively, in the second quarter of fiscal 2023, the linked quarter. The after-tax impact of the “Day 1” PCL and noninterest expense attributable directly to the Citizens merger were estimated to reduce ROA by 77 basis points, and ROE by 7.8 percentage points in the current quarter.

●	Net interest margin for the quarter was 3.48%, unchanged from the year ago period, and up from 3.45% reported for the second quarter of fiscal 2023, the linked quarter. Net interest income increased $8.7 million, or 34.5% compared to the same quarter a year ago, and increased $5.5 million, or 19.5% compared to the second quarter of fiscal 2023, the linked quarter.

●	Noninterest income was up 28.1% for the quarter, as compared to the year ago period, and up 15.2% as compared to the second quarter of fiscal 2023, the linked quarter.

●	Nonperforming assets were $12.7 million, 0.30% of total assets, at March 31, 2023, as compared to $7.1 million, or 0.22% of total assets, at March 31, 2022, and $6.3 million, or 0.20% of total assets, at June 30, 2022. The increase in nonperforming assets was attributable primarily to the Citizens merger, discussed in further detail below.

●	Gross loan balances as of March 31, 2023, increased by $485.2 million as compared to December 31, 2022, and by $867.5 million as compared March 31, 2022. The merger with Citizens, completed in January 2023, contributed $447.4 million, net of fair value adjustments, to loan growth in the current quarter.

●	Deposit balances increased by $749.4 million as compared to December 31, 2022, and by $900.3 million as compared to March 31, 2022. The Citizens merger contributed $851.1 million, net of fair value adjustments, to deposit growth.

●	Uninsured deposits, excluding public unit funds which are collateralized, were estimated at 14% of total deposits as of March 31, 2023.

●	Primary liquidity resources include unrestricted cash, unencumbered available-for-sale securities, and borrowing capacity from Federal Home Loan Bank (“FHLB”) advances, and additional immediate liquidity is available utilizing the Federal Reserve Bank of St. Louis’ primary credit facility (“Discount Window”), and the new Bank’s Term Funding Program (“BTFP”).

Dividend Declared:

The Board of Directors, on April 18, 2023, declared a quarterly cash dividend on common stock of $0.21, payable May 31, 2023, to stockholders of record at the close of business on May 15, 2023, marking the 116th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, May 2, 2023, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States, or 1-929-526-1599 from all other locations. Participants should use participant access code 552035. Telephone playback will be available beginning one hour following the conclusion of the call through May 7, 2023. The playback may be accessed in the United States by dialing 0-808-304-5227, or 1-929-458-6194 from all other locations, and using the conference passcode 924617.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2023, with total assets of $4.3 billion at March 31, 2023, reflecting an increase of $1.1 billion, or 33.5%, as compared to June 30, 2022. Growth was attributable in large part to the Citizens merger and, in total, reflected increases in net loans receivable, available-for-sale securities, intangible assets, and other assets.

Cash equivalents and time deposits were a combined $115.8 million at March 31, 2023, an increase of $24.2 million, or 26.5%, as compared to June 30, 2022. The increase was primarily a result of the Citizens merger, partially offset by loan growth. AFS securities were $429.8 million at March 31, 2023, up $194.4 million, or 82.6%, as compared to June 30, 2022, primarily a result of the Citizens merger.

Loans, net of the allowance for credit losses (“ACL"), were $3.4 billion at March 31, 2023, an increase of $748.3 million, or 27.9%, as compared to June 30, 2022. Gross loans increased by $760.8 million, while the ACL attributable to outstanding loan balances increased $12.5 million, or 37.6%, as compared to June 30, 2022. An increase of $447.4 million in loan balances, net of fair value adjustments, was attributable to the Citizens merger, while the Company also noted legacy growth in residential and commercial real estate loans, drawn construction loan balances, commercial loans, and a modest contribution from consumer loans. Residential real estate loan balances increased primarily due to growth in multi-family loans. Commercial real estate balances increased primarily from an increase in loans secured by nonresidential structures, along with growth in loans secured by farmland, offset by a decline in unimproved land loans. Construction loan balances increased primarily due to increases in drawn balances of nonowner-occupied nonresidential and multi-family real estate loans. The increase in commercial loans was attributable to commercial and industrial loans, partially offset by seasonal decreases in agricultural loan balances. The Company’s concentration in non-owner occupied commercial real estate is estimated at 334% at March 31, 2023, as compared to 299% one year ago, representing 42% of total loans at March 31, 2023. Multi-family residential real estate, hospitality (hotels/restaurants), retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate portfolio. The multi-family residential real estate portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses, and the strip centers can be defined as non-mall shopping centers with a variety of tenants.

Loans anticipated to fund in the next 90 days totaled $164.4 million at March 31, 2023, as compared to $121.6 million at December 31, 2022, and $181.9 million at March 31, 2022.

Nonperforming loans were $7.4 million, or 0.21% of gross loans, at March 31, 2023, as compared to $4.1 million, or 0.15% of gross loans at June 30, 2022. Nonperforming assets were $12.7 million, or 0.30% of total assets, at March 31, 2023, as compared to $6.3 million, or 0.20% of total assets, at June 30, 2022. The increase in nonperforming assets was attributable to $1.8 million in nonperforming loans and $2.7 million in other real estate owned obtained via the Citizens merger, a net increase of $355,000 in legacy other real estate owned, and an increase of $1.5 million in legacy nonperforming loans.

Our ACL at March 31, 2023, totaled $45.7 million, representing 1.31% of gross loans and 618% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.22% of gross loans and 806% of nonperforming loans at June 30, 2022. The ACL required for purchased credit deteriorated (“PCD”) loans acquired in the Citizens merger was $1.1 million, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Citizens merger was $5.2 million, and was funded through a charge to PCL. The Company has estimated its expected credit losses as of March 31, 2023, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as the Federal Reserve tightens monetary policy to address inflation risks. Management continues to closely monitor borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $3.9 billion at March 31, 2023, an increase of $962.0 million, or 33.2%, as compared to June 30, 2022.

Deposits were $3.8 billion at March 31, 2023, an increase of $940.2 million, or 33.4%, as compared to June 30, 2022. The deposit portfolio saw fiscal year-to-date increases in certificates of deposit, interest-bearing transaction accounts, money market deposit accounts, and noninterest bearing transaction accounts, primarily as a result of the Citizens merger. Public unit balances totaled $636.6 million at March 31, 2023, an increase of $163.4 million compared to June 30, 2022, and as compared to $524.0 million at December 31, 2022. The average loan-to-deposit ratio for the third quarter of fiscal 2023 was 91.2%, as compared to 91.3% for the same period of the prior fiscal year. The following table reflects quarterly changes in the deposit portfolio:

Summary Deposit Data as of:	Mar. 31,	12/31/2022	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2023	Proforma*	2022	2022	2022	2022

Non-interest bearing deposits	$618,598	$676,633	$447,621	$417,233	$426,930	$447,444
NOW accounts	1,430,019	1,488,724	1,171,388	1,176,629	1,171,620	1,166,915
MMDAs - non-brokered	448,616	443,137	351,491	330,079	291,598	295,757
Brokered MMDAs	6	9,115	9,115	6,002	12,014	20,080
Savings accounts	304,663	326,593	247,679	263,767	274,283	276,430
Total nonmaturity deposits	2,801,902	2,944,202	2,227,294	2,193,710	2,176,445	2,206,626

Certificates of deposit - non-brokered	855,436	798,996	678,371	646,463	627,790	637,440
Brokered certificates of deposit	97,855	100,110	100,110	10,840	10,840	10,840
Total certificates of deposit	953,291	899,106	778,481	657,303	638,630	648,280

Total deposits	$3,755,193	$3,843,308	$3,005,775	$2,851,013	$2,815,075	$2,854,906

Public unit nonmaturity accounts	$584,400	$605,652	$474,646	$479,778	$439,394	$417,391
Public unit certficates of deposit	52,212	51,005	49,391	41,117	33,858	40,608
Total public unit deposits	$636,612	$656,657	$524,037	$520,895	$473,252	$457,999

*Inclusive of Citizens

FHLB advances were $45.0 million at March 31, 2023, an increase of $7.0 million, or 18.6%, as compared to June 30, 2022, and a decrease of $16.5 million from December 31, 2022, the linked quarter, as the Company utilized cash acquired in the Citizens merger to partially fund loan growth. There were no overnight borrowings or short-term repo balances at March 31, 2023.

The Company’s stockholders’ equity was $436.6 million at March 31, 2023, an increase of $115.9 million, or 36.1%, as compared to June 30, 2022. The increase was attributable primarily to $98.3 million in equity issued to Citizens shareholders, as well as earnings retained after cash dividends paid, partially offset by a slight increase in accumulated other comprehensive losses (“AOCL”) as the market value of the Company’s investments declined due to increases in market interest rates. The AOCL increased from $17.5 million at June

30, 2022, to $18.1 million at March 31, 2023. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2023, was $33.8 million, an increase of $8.7 million, or 34.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 34.5% increase in the average balance of interest-earning assets in the current three-month period compared to the same period a year ago, with no change in net interest margin. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was reduced to $3,000 in the current quarter, which had no impact on net interest margin, as compared to $180,000 in the same quarter a year ago, which added two basis points to the net interest margin in that period. In the linked quarter, ended December 31, 2022, accelerated recognition of deferred PPP origination fees totaled $35,000, adding less than one basis point to the net interest margin. Future accretion of deferred origination fees on PPP loans will be immaterial.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of Fortune, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.4 million in net interest income for the three-month period ended March 31, 2023, as compared to $446,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed 14 basis points to net interest margin in the three-month period ended March 31, 2023, as compared to a six-basis point contribution for the same period of the prior fiscal year, and as compared to a six-basis point contribution in the linked quarter, ended December 31, 2022, when net interest margin was 3.45%.

The Company recorded a PCL of $10.1 million in the three-month period ended March 31, 2023, as compared to a PCL of $1.6 million in the same period of the prior fiscal year. The ACL required for PCD loans acquired in the Citizens merger was $1.1 million, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Citizens merger was $5.2 million, and was funded through a charge to PCL. Additionally, the allowance for off-balance sheet credit exposures was increased by $1.8 million due to the Citizens merger, and funded through a charge to PCL. Exclusive of the charges required as a result of the Citizens merger, the Company would have recorded a PCL of approximately $3.0 million, of which $1.9 million was attributable to the ACL for outstanding loans, while $1.1 million was attributable to the allowance for off-balance sheet credit exposures. The Company’s assessment of the economic outlook at March 31, 2023, was little changed as compared to the assessment as of June 30, 2022, but improved modestly as compared to the assessment as of December 31, 2022. The Company modestly increased qualitative adjustments attributable to levels and trends of industry past due loans, a consideration in the Company’s ACL model. Additionally, the Company modestly increased adjustments related to classified hotel loans that have been slow to recover from the COVID-19 pandemic and the unguaranteed portion of a small pool of SBA loans exhibiting signs of credit stress. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.01% (annualized) during the current period, unchanged from the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended March 31, 2023, was $6.3 million, an increase of $1.4 million, or 28.1%, as compared to the same period of the prior fiscal year. In the current quarter, the increase in noninterest income was higher in general due to the inclusion of results from the Citizens operation beginning January 20, 2023, and was attributable to higher deposit account service charges, bank card interchange income, insurance commissions, trust management services income, gains on the sale of the guaranty portion of newly originated government-guaranteed loans, and other income, and was partially offset by a decrease in other loan fees and gains realized on the sale of residential real estate loans originated for that purpose. Origination of residential real estate loans for sale on the secondary market was down 65.1%

as compared to the year ago period, as both refinancing and purchase activity declined due to the increase in market interest rates, resulting in a decrease to both gains on sale of these loans and recognition of new mortgage servicing rights, partially offset by income resulting from the servicing of and gain on sale of the guaranty portion of newly originated government-guaranteed loans.

Noninterest expense for the three-month period ended March 31, 2023, was $27.0 million, an increase of $10.2 million, or 61.1%, as compared to the same period of the prior fiscal year. In the current quarter, noninterest expense was higher in general due to charges directly related to merger and acquisition activities, which totaled $3.3 million in the current period, as well as ongoing operating costs of the larger organization beginning January 20, 2023. In total, the increase was attributable primarily to increases in compensation and benefits, legal and professional fees, occupancy expenses, data processing expenses, charges related to foreclosed property, and other noninterest expenses. Direct charges related to merger and acquisition activity were reflected primarily in legal and professional fees, data processing fees (including contract termination and data conversion fees), marketing activities, and other miscellaneous merger operating expenses. In the year ago period, similar charges totaled $1.1 million. The increase in compensation and benefits as compared to the prior year period was primarily due to increased headcount resulting from the Citizen merger, and a trend increase in legacy employee headcount, as well as annual merit increases which, for most team members, took effect in January 2023. Occupancy expenses increased primarily due to facilities added through the Citizens merger, and other equipment purchases. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, deposit operations, and employee travel and training.

The efficiency ratio for the three-month period ended March 31, 2023, was 67.4%, as compared to 55.8% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended March 31, 2023, was $578,000, a decrease of 75.5%, as compared to the same period of the prior fiscal year, primarily due to a reduction of net income before income taxes.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the continuing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2023	2022	2022	2022	2022

Cash equivalents and time deposits	$115,791	$55,143	$49,736	$91,560	$253,412
Available for sale (AFS) securities	429,798	231,389	235,116	235,394	226,391
FHLB/FRB membership stock	16,346	12,821	19,290	11,683	11,116
Loans receivable, gross	3,480,204	2,995,019	2,976,609	2,719,391	2,612,747
Allowance for credit losses	45,685	37,483	37,418	33,193	33,641
Loans receivable, net	3,434,519	2,957,536	2,939,191	2,686,198	2,579,106
Bank-owned life insurance	71,202	49,074	49,024	48,705	48,387
Intangible assets	81,801	34,632	35,075	35,463	35,568
Premises and equipment	92,343	67,453	70,550	71,347	72,253
Other assets	50,866	42,542	46,861	34,432	37,785
Total assets	$4,292,666	$3,450,590	$3,444,843	$3,214,782	$3,264,018

Interest-bearing deposits	$3,136,595	$2,558,154	$2,433,780	$2,388,145	$2,407,462
Noninterest-bearing deposits	618,598	447,621	417,233	426,930	447,444
FHLB advances	45,002	61,489	224,973	37,957	42,941
Other liabilities	32,732	23,267	19,389	17,923	17,971
Subordinated debt	23,092	23,080	23,068	23,055	23,043
Total liabilities	3,856,019	3,113,611	3,118,443	2,894,010	2,938,861

Total stockholders’ equity	436,647	336,979	326,400	320,772	325,157

Total liabilities and stockholders’ equity	$4,292,666	$3,450,590	$3,444,843	$3,214,782	$3,264,018

Equity to assets ratio	10.17%	9.77%	9.48%	9.98%	9.96%

Common shares outstanding	11,330,712	9,229,151	9,229,151	9,227,111	9,332,698
Less: Restricted common shares not vested	50,760	41,270	41,270	39,230	39,230
Common shares for book value determination	11,279,952	9,187,881	9,187,881	9,187,881	9,293,468

Book value per common share	$38.71	$36.68	$35.53	$34.91	$34.99
Closing market price	37.41	45.83	51.03	45.26	49.95

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2023	2022	2022	2022	2022

Nonaccrual loans	$7,397	$4,459	$3,598	$4,118	$3,882
Accruing loans 90 days or more past due	—	331	301	—	—
Total nonperforming loans	7,397	4,790	3,899	4,118	3,882
Other real estate owned (OREO)	5,258	1,830	1,830	2,180	3,199
Personal property repossessed	25	25	—	11	—
Total nonperforming assets	$12,680	$6,645	$5,729	$6,309	$7,081

Total nonperforming assets to total assets	0.30%	0.19%	0.17%	0.20%	0.22%
Total nonperforming loans to gross loans	0.21%	0.16%	0.13%	0.15%	0.15%
Allowance for loan losses to nonperforming loans	617.62%	782.53%	959.68%	806.05%	866.59%
Allowance for loan losses to gross loans	1.31%	1.25%	1.26%	1.22%	1.29%

Performing troubled debt restructurings (1)	$30,359	$30,250	$30,220	$30,606	$6,417

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2023	2022	2022	2022	2022

Interest income:
Cash equivalents	$1,443	$67	$162	$198	$109
AFS securities and membership stock	3,728	1,791	1,655	1,494	1,170
Loans receivable	43,115	36,993	33,180	29,880	27,060
Total interest income	48,286	38,851	34,997	31,572	28,339
Interest expense:
Deposits	13,705	8,594	5,761	3,395	2,871
Securities sold under agreements to repurchase	213	—	—	—	—
FHLB advances	206	1,657	438	180	167
Subordinated debt	395	349	290	239	187
Total interest expense	14,519	10,600	6,489	3,814	3,225
Net interest income	33,767	28,251	28,508	27,758	25,114
Provision for credit losses	10,072	1,138	5,056	240	1,552
Noninterest income:
Deposit account charges and related fees	2,089	1,713	1,777	1,706	1,560
Bank card interchange income	1,374	1,079	1,018	1,272	1,025
Loan late charges	161	119	122	139	135
Loan servicing fees	265	257	312	442	170
Other loan fees	465	612	882	813	606
Net realized gains on sale of loans	132	127	292	664	204
Earnings on bank owned life insurance	368	319	318	314	291
Other noninterest income	1,430	1,230	793	1,149	913
Total noninterest income	6,284	5,456	5,514	6,499	4,904
Noninterest expense:
Compensation and benefits	14,188	9,793	9,752	9,867	9,223
Occupancy and equipment, net	3,024	2,442	2,447	2,538	2,399
Data processing expense	2,505	1,430	1,445	1,495	1,935
Telecommunications expense	449	347	331	327	308
Deposit insurance premiums	231	263	215	207	178
Legal and professional fees	2,324	852	411	431	341
Advertising	409	216	449	579	312
Postage and office supplies	331	235	213	240	202
Intangible amortization	812	402	402	402	363
Foreclosed property expenses (gains)	280	35	(41)	74	115
Other noninterest expense	2,439	1,623	1,296	1,171	1,381
Total noninterest expense	26,992	17,638	16,920	17,331	16,757
Net income before income taxes	2,987	14,931	12,046	16,686	11,709
Income taxes	578	3,267	2,443	3,602	2,358
Net income	2,409	11,664	9,603	13,084	9,351
Less: Distributed and undistributed earnings allocated
to participating securities	18	52	43	55	40
Net income available to common shareholders	$2,391	$11,612	$9,560	$13,029	$9,311

Basic earnings per common share	$0.22	$1.26	$1.04	$1.41	$1.03
Diluted earnings per common share	0.22	1.26	1.04	1.41	1.03
Dividends per common share	0.21	0.21	0.21	0.20	0.20
Average common shares outstanding:
Basic	10,844,000	9,188,000	9,188,000	9,241,000	9,021,000
Diluted	10,858,000	9,210,000	9,210,000	9,252,000	9,044,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2023	2022	2022	2022	2022

Interest-bearing cash equivalents	$126,977	$5,026	$28,192	$101,938	$199,754
AFS securities and membership stock	423,784	275,058	272,391	264,141	226,944
Loans receivable, gross	3,334,897	2,993,152	2,824,286	2,663,640	2,461,365
Total interest-earning assets	3,885,658	3,273,236	3,124,869	3,029,719	2,888,063
Other assets	273,131	179,585	188,584	194,956	188,549
Total assets	$4,158,789	$3,452,821	$3,313,453	$3,224,675	$3,076,612

Interest-bearing deposits	$3,046,163	$2,464,093	$2,433,935	$2,384,767	$2,274,287
Securities sold under agreements to repurchase	16,592	—	—	—	—
FHLB advances	35,645	186,098	83,265	40,804	39,114
Subordinated debt	23,086	23,074	23,061	23,049	19,170
Total interest-bearing liabilities	3,121,486	2,673,265	2,540,261	2,448,620	2,332,571
Noninterest-bearing deposits	608,782	439,114	432,959	439,437	421,898
Other noninterest-bearing liabilities	15,718	11,165	13,283	14,046	8,345
Total liabilities	3,745,986	3,123,544	2,986,503	2,902,103	2,762,814

Total stockholders’ equity	412,803	329,277	326,950	322,572	313,798

Total liabilities and stockholders’ equity	$4,158,789	$3,452,821	$3,313,453	$3,224,675	$3,076,612

Return on average assets	0.23%	1.35%	1.16%	1.62%	1.22%
Return on average common stockholders’ equity	2.3%	14.2%	11.7%	16.2%	11.9%

Net interest margin	3.48%	3.45%	3.65%	3.66%	3.48%
Net interest spread	3.11%	3.16%	3.46%	3.55%	3.37%

Efficiency ratio	67.4%	52.3%	49.7%	50.6%	55.8%